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EXHIBIT 3.    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION



                          CERTIFICATE OF INCORPORATION
                                       OF
                              FIRST HAWAIIAN, INC.
                        AS AMENDED THROUGH MAY 10, 1994


First.           The name of the corporation is "First Hawaiian, Inc."

Second.          The address of the corporation's registered office in the
State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington, Delaware.

Third.           The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth.          The total number of shares of stock which this corporation shall have authority to issue is One Hundred Million (100,000,000) shares of common stock having a par value of Five Dollars ($5.00) per share.

Fifth.           The name and mailing address of each incorporator is as
follows:

           Name                                                 Address
           ----                                                 -------
     John D. Bellinger                                  165 South King Street
                                                        Honolulu, Hawaii   96813

     Hugh R. Pingree                                    165 South King Street
                                                        Honolulu, Hawaii   96813

     G. Harry Hutaff                                    165 South King Street
                                                        Honolulu, Hawaii   96813

Sixth.    The powers of the incorporators shall terminate upon the filing of the Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as directors of the corporation until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:

Name                                                           Address
- - ----                                                           -------
John D. Bellinger                                       165 South King Street
                                                        Honolulu, Hawaii 96813

Hugh R. Pingree                                         165 South King Street
                                                        Honolulu, Hawaii 96813

G. Harry Hutaff                                         165 South King Street
                                                        Honolulu, Hawaii 96813





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There shall be a Board of Directors of the corporation consisting of not less than three (3) nor more than twenty-five (25) members. The members of the Board of Directors shall be elected or appointed at such times, in such manner, and for such terms as may be prescribed by the Bylaws, which may also provide for the filling of vacancies on the Board of Directors. All of the powers of the corporation, exercisable by authority of law or under this Certificate of Incorporation, or otherwise, shall be vested in and exercised by, or by the authority of, the Board of Directors, except as limited by law or the Certificate of Incorporation or the Bylaws of the corporation. The Board of Directors may, by resolution or otherwise, create, or the Bylaws may provide for, such committees of the Board of Directors as the Board shall see fit or the Bylaws shall provide for, and such committees shall have and may exercise any and all such powers as the Board of Directors, by resolution, or the Bylaws, may provide.

Seventh. The officers of the corporation shall be a President, one or more Vice Presidents (one or more of whom may be designated an Executive Vice President and one or more of whom may be designated a Senior Vice President), Treasurer, Secretary, and such other officers as may be authorized pursuant to the authority conferred by the Bylaws, all of whom shall be appointed by or by the authority of the Board of Directors and serve at its pleasure. There may be a Chairman of the Board of Directors who shall be appointed by the Board of Directors from its own members and who shall have such powers as may be prescribed by the Bylaws or, if and to the extent that the Bylaws shall not so prescribe, by the Board of Directors.

Eighth.   The corporation is to have perpetual existence.

Ninth.    Upon any increase in the authorized capital stock of the corporation, unless the resolution of the shareholders of the corporation authorizing said increase shall otherwise provide, the Board of Directors shall first offer the additional authorized stock pro rata to all shareholders of record at such price and on such terms as the Board of Directors may in each instance fix.
Any shares still remaining unsold thirty (30) days after said offer may then be sold to any person or persons, on the same terms or terms more favorable to the corporation, as the Board of Directors may determine. In the event of the issue of any additional stock of the corporation for the purposes of accomplishing the merger with, or of acquiring, any other corporation, bank or trust company, the directors may issue said stock without preferential subscription rights to such extent and on such terms as the Board of Directors may in each instance deem proper.

Tenth.    Meetings of shareholders may be held within or without the State of
Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

Eleventh. The Board of Directors shall have the authority to make, alter or repeal the Bylaws of the corporation.

Twelfth. No contract or other transaction between the corporation and any other person, firm, corporation, association or other organization, and no act of the corporation, shall in any way be affected or invalidated by the fact that any of the directors or officers of the corporation are parties to such contract, transaction or act or are pecuniarily or otherwise interested in the same or are directors or officers or members of any such other firm, corporation, association or other organization, provided that the interest of such director shall be disclosed or shall have been known to the Board of Directors authorizing or approving the same, or to a majority thereof. Any director of the corporation who is a party to such transaction, contract, or act or who is pecuniarily or otherwise interested in the same or is a director or officer or member of such other firm, corporation, association or other organization, may be counted in determining a quorum of any meeting of the Board of Directors which shall authorize or approve any such contract, transaction or act, and may vote thereon with like force and effect as if he were in no way interested therein. Neither any director nor any officer of the corporation, being so interested in any such contract, transaction or act of the corporation which shall be approved by the Board of Directors of the corporation, nor any such other person, firm, corporation, association or other organization in which such director may be a director, officer or member, shall be liable or accountable to the corporation, or to any shareholder thereof, solely by reason of being an interested person, for any loss incurred by the corporation pursuant to or by reason or such contract, transaction or act, or for any gain





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received by any such other party pursuant thereto or by reason thereof.

Thirteenth. To the fullest extent permitted by the Delaware General Corporation Law as it exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director.





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